Exhibit 99.1

FOR IMMEDIATE RELEASE
April 3, 2023

Tandy Leather Factory Reports Fourth Quarter and Full Year 2022 Results

FORT WORTH, TEXAS – April 3, 2023 (GLOBE NEWSWIRE) – On March 31, 2023, Tandy Leather Factory, Inc. (Nasdaq: TLF) announced the Company’s financial results for the fourth quarter and full year 2022.

Highlights from 2022:

•	Revenues were $80.3 million, down 3% from 2021
•	Operating income of $1.4 million
•	Net income of $1.2 million
•	Gross margins of 57.9%
•	Adjusted EBITDA* of $4.0 million
•	Repurchased over 360,000 shares of common stock for a total of $1.8 million
•	Ended year with $8.0 million of cash and cash equivalents

Janet Carr, Chief Executive Officer of the Company, said, “In 2022 our sales declined 2.8% and gross profits declined 1.1% from a strong 2021, as consumer demand was inhibited by inflation and ongoing economic uncertainty, and moderated over stimulus-driven highs in 2021.  Operating expenses increased by $0.4 million, or 0.9%, from 2021, driven by higher wages and some irregular expenses.  Although gross profits declined by 1.1%, our gross margins increased by a percentage point to 57.9%, as our pricing strategies and channel mix continued to gain traction with our customers.  We ended the year with a solid $8.0 million in cash after the repurchase of $1.8 million of Tandy shares.”

“We expect that the current macroeconomic challenges could continue to impact top-line sales for the foreseeable future.  And while some unexpected expenses dampened 2022 results, we have taken aggressive action to manage costs in 2023, including the closure of 5 underperforming stores since the beginning of 2022.  We have already begun to see benefits of these initiatives, and we expect this to result in increased profits and cash from operations in 2023.”

Tandy Leather Factory’s fourth quarter sales were $22.4 million in 2022, down from $23.4 million in 2021.  2022 fourth quarter gross profit was $12.5 million or 55.8%, versus $12.4 million or 53.1% in 2021.  As of December 30, 2022, the Company held $8.0 million of cash and cash equivalents, versus $10.2 million at December 31, 2021.

The Company’s full year sales were $80.3 million in 2022, down from $82.7 million in 2021.  Operating expenses increased to $45.1 million from $44.7 million in 2021 and increased as a percentage of sales to 56.2% from 54.1% in 2021.  2022 full year gross profit was $46.5 million, or 57.9%, vs $47.0 million, or 56.9%, in 2021.  Net income was $1.2 million in 2022, compared to $1.4 million in 2021.  Additional details regarding the Company’s 2022 results can be found in its Annual Report on Form 10-K, filed with the SEC on March 31, 2023.

The Company will host an investor call online (via Zoom) and by phone on Tuesday, April 4, 2023, at 9:00 am CDT to discuss the Company’s fourth quarter and full-year operating results and longer-term strategies.  Please note that those wishing to ask questions during the call will need to have an audio connection (by device or phone dial-in) in order to do so; questions submitted by text or chat will not be read aloud during the call but may be answered privately afterwards.  Investors and other interested participants may attend the call on the web or by phone as follows:

Topic: Tandy Leather Investor Call 4/4/23
Time: Apr 4, 2023 09:00 AM Central Time (US and Canada)

Join Zoom Meeting
https://us02web.zoom.us/j/83653058929

Meeting ID: 836 5305 8929
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Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 102 North American stores located in 40 US states and six Canadian provinces, one store located in Spain and fulfills ecommerce orders through its distribution center in Texas.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.